Form 10-K, Exhibit 13
period 1999-12-31
WORLD MONITOR TRUST SERIES B
filed 2000-03-30
CIK 1051823

                                                           1999
--------------------------------------------------------------------------------
World Monitor Trust--                                      Annual
Series B                                                   Report

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

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust--Series B at December 31, 1999 and 1998, and the results of its operations for the year ended December 31, 1999 and for the period from June 10, 1998 (commencement of operations) to December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

    January 28, 2000

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,
                                                                        ----------------------------
                                                                            1999            1998
----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                    $25,912,785     $11,239,221
Net unrealized gain on open futures contracts                               373,042         318,838
                                                                        ------------    ------------
Total assets                                                            $26,285,827     $11,558,059
                                                                        ------------    ------------
                                                                        ------------    ------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Commissions payable                                                     $   186,575     $    76,364
Redemptions payable                                                          72,082              --
Management fees payable                                                      49,811          20,626
Incentive fees payable                                                          658          60,812
                                                                        ------------    ------------
Total liabilities                                                           309,126         157,802
                                                                        ------------    ------------
Commitments

Trust capital
Limited interests (210,979.665 and 100,451.891 interests outstanding)    25,660,475      11,249,078
General interests (2,600 and 1,350 interests outstanding)                   316,226         151,179
                                                                        ------------    ------------
Total trust capital                                                      25,976,701      11,400,257
                                                                        ------------    ------------
Total liabilities and trust capital                                     $26,285,827     $11,558,059
                                                                        ------------    ------------
                                                                        ------------    ------------

Net asset value per limited and general interest ('Interests')          $    121.63     $    111.98
                                                                        ------------    ------------
                                                                        ------------    ------------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                                           For the
                                                                                         period from
                                                                                        June 10, 1998
                                                                                        (commencement
                                                                      Year ended       of operations)
                                                                     December 31,      to December 31,
                                                                         1999               1998
------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on futures contracts                                $ 2,457,582        $ 1,155,799
Change in net unrealized gain on open futures contracts                    54,204            318,838
Interest income                                                         1,002,609            257,456
                                                                    ---------------    ---------------
                                                                        3,514,395          1,732,093
                                                                    ---------------    ---------------
EXPENSES
Commissions                                                             1,540,819            374,878
Incentive fees                                                            458,510            200,596
Management fees                                                           398,506             96,966
                                                                    ---------------    ---------------
                                                                        2,397,835            672,440
                                                                    ---------------    ---------------
Net income                                                            $ 1,116,560        $ 1,059,653
                                                                    ---------------    ---------------
                                                                    ---------------    ---------------
ALLOCATION OF NET INCOME
Limited interests                                                     $ 1,102,475        $ 1,044,906
                                                                    ---------------    ---------------
                                                                    ---------------    ---------------
General interests                                                     $    14,085        $    14,747
                                                                    ---------------    ---------------
                                                                    ---------------    ---------------
NET INCOME PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST
Net income per weighted average limited and general interest          $      6.91        $     13.06
                                                                    ---------------    ---------------
                                                                    ---------------    ---------------
Weighted average number of limited and general interests
  outstanding                                                             161,647             81,115
                                                                    ---------------    ---------------
                                                                    ---------------    ---------------
------------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1997                 10.000     $   --          $  1,000      $     1,000
Contributions                               104,078.948      10,450,494      135,432       10,585,926
Net income                                      --            1,044,906       14,747        1,059,653
Redemptions                                  (2,287.057)       (246,322)       --            (246,322)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1998            101,801.891      11,249,078      151,179       11,400,257
Contributions                               133,826.024      16,017,261      150,962       16,168,223
Net income                                           --       1,102,475       14,085        1,116,560
Redemptions                                 (22,048.250)     (2,708,339)          --       (2,708,339)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1999            213,579.665     $25,660,475     $316,226      $25,976,701
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------
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

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust (the 'Trust') is a business trust organized under the laws of Delaware on December 17, 1997. The Trust commenced trading operations on June 10, 1998 and will terminate on December 31, 2047 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement. The Trust consists of three separate and distinct series ('Series'):
Series A, B and C. The assets of each Series are segregated from the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI') which, in turn, is a wholly owned subsidiary of Prudential Securities Group Inc. PSI is the selling agent for the Trust as well as the commodity broker ('Commodity Broker') of the Trust.

The Offering

   Beneficial interests in each Series ('Interests') are being offered once each week until each Series' subscription maximum has been issued either through sale or exchange. On June 10, 1998, a sufficient number of subscriptions for each Series had been received and accepted by the Managing Owner to permit each Series to commence trading. Series B completed its initial offering with gross proceeds of $5,709,093 from the sale of 56,330.929 limited interests and 760 general interests.

   Series A was offered until it achieved its subscription maximum of $34,000,000 during November 1999. Series B and C continue to be offered to investors who meet certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account) per subscriber, although the minimum purchase for any single Series is $1,000. Interests in Series B and Series C will continue to be offered on a weekly basis at the then current net asset value per Interest until the subscription maximum of $33,000,000 for each Series is sold ('Continuous Offering Period'). Additional purchases may be made in $100 increments.

   The Managing Owner is required to maintain at least a 1% interest in the capital, profits and losses of each Series so long as it is acting as the Managing Owner, and it will make such contributions (and in return will receive such general interests) as are necessary to effect this requirement.

The Trading Advisor

   Each Series has its own independent commodity trading advisor that makes that Series' trading decisions. The Managing Owner, on behalf of the Trust, entered into an advisory agreement with Eclipse Capital Management, Inc. (the 'Trading Advisor') to make the trading decisions for Series B. The advisory agreement may be terminated at the discretion of the Managing Owner. The Managing Owner has allocated 100% of the proceeds from the initial and continuous offering of Series B to the Trading Advisor and it is currently contemplated that the Trading Advisor will continue to be allocated 100% of additional capital raised for Series B during the Continuous Offering Period.

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

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of Series B are prepared in accordance with generally accepted accounting principles.

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

   Certain balances from the prior period have been reclassified to conform with the current financial statement presentation.

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

Accounting for Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 133, Accounting for Derivative Instruments and Hedging Activities, which Series B adopted effective October 1, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. SFAS No. 133 supersedes SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments and SFAS No. 105 Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk which required the disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments for an entity like Series B which carries its assets at fair value. The adoption of SFAS No. 133 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

C. Fees

Organizational, offering, general and administrative costs

   PSI or its affiliates paid the costs of organizing Series B and continue to pay the costs of offering its Interests as well as administrative costs incurred by the Managing Owner or its affiliates for services it performs for Series B. These costs include, but are not limited to, those discussed in Note D below. Routine legal, audit, postage and other routine third party administrative costs also are paid by PSI or its affiliates.

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

Commissions

   The Managing Owner and the Trust entered into a brokerage agreement with PSI to act as Commodity Broker for each Series whereby Series B pays a fixed fee for brokerage services rendered at an annual rate of 7.75% of Series B's net asset value. The fee is determined weekly and the sum of such weekly amounts is paid monthly. From this fee, PSI pays execution costs (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees), as well as compensation to employees who sell Interests.

D. Related Parties

   The Managing Owner or its affiliates perform services for Series B which include but are not limited to: brokerage services, accounting and financial management, registrar, transfer and assignment functions, investor communications, printing and other administrative services. As further described in Note C, except for costs related to brokerage services, PSI or its affiliates pay the costs of these services in addition to costs of offering Series B's Interests as well as its routine operational, administrative, legal and auditing costs.

   The costs charged to Series B for brokerage services for the year ended December 31, 1999 and the period from June 10, 1998 (commencement of operations) to December 31, 1998 were $1,540,819 and $374,878, respectively.

   All of the proceeds of the offering of Series B are received in the name of Series B and are deposited in trading or cash accounts at PSI. Series B's assets are maintained either with PSI or, for margin purposes, with the various exchanges on which Series B is permitted to trade. PSI credits Series B monthly with 100% of the interest it earns on the average net assets in Series B's accounts.

   Series B, acting through its Trading Advisor, may execute over-the-counter, spot, forward and/or option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and Series B pursuant to a line of credit. PSI may require that collateral be posted against the marked-to-market positions of Series B.

   As of December 31, 1999, a non-U.S. affiliate of the Managing Owner owns
101.245 limited interests of Series B.

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

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in unrealized gain (loss) on open futures contracts reflected in the statements of financial condition. Series B's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by Series B as well as the liquidity of the markets in which the contracts are traded.

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

   The Managing Owner attempts to minimize both credit and market risks by requiring Series B and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently, PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among Series B, the Managing Owner and the Trading Advisor, Series B shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 33 1/3% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Second Amended and Restated Declaration of Trust and Trust Agreement provides that Series B will liquidate its positions, and eventually dissolve, if Series B experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interests of Series B.

   PSI, when acting as the futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series B all assets of Series B relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. At December 31, 1999, such segregated assets totalled $23,549,423. Part 30.7 of the CFTC regulations also requires PSI to secure assets of Series B related to foreign futures and options trading which totalled $2,736,404 at December 31, 1999. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1999, all open futures contracts mature within six months.

   Gross contract amounts represent Series B's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures contract). Gross contract amounts significantly exceed future cash requirements as Series B intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series B considers the 'fair value' of its futures contracts to be the net unrealized gain or loss on the contracts. Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with Series B's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since its potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   As of December 31, 1998, gross contract amounts of open futures contracts for Series B were:

                                                              1998
                                                          ------------
Stock Index Futures:
  Commitments to purchase                                 $ 2,063,543
  Commitments to sell                                         431,061
Interest Rate Futures:
  Commitments to purchase                                  18,765,253
  Commitments to sell                                      33,264,891
Currency Futures:
  Commitments to purchase                                   2,212,998
  Commitments to sell                                       4,951,649
Commodity Futures:
  Commitments to purchase                                      95,361
  Commitments to sell                                       2,291,372

   The following table presents the fair value of futures contracts at December 31, 1999 and 1998.

                                                               1999                           1998
                                                   ----------------------------     ------------------------
                                                      Assets        Liabilities      Assets      Liabilities
                                                   ------------     -----------     --------     -----------
  Domestic exchanges
     Stock indices                                   $     --        $   20,100     $ 24,250      $       --
     Interest rates                                   126,538                --        1,059              --
     Currencies                                        35,254           130,915      156,861           4,900
     Commodities                                       12,320            23,740        9,860          19,030
  Foreign exchanges
     Stock indices                                     17,878                --       43,079              --
     Interest rates                                   110,580             9,267      187,766          45,758
     Commodities                                      360,789           106,295       77,834         112,183
                                                   ------------     -----------     --------     -----------
                                                     $663,359        $  290,317     $500,709      $  181,871
                                                   ------------     -----------     --------     -----------
                                                   ------------     -----------     --------     -----------

   The following table presents the average fair value and trading revenues of futures contracts for the period from June 10, 1998 (commencement of operations) through December 31, 1998.

                                                                  Average Fair Value
                                                             ----------------------------      Trading
                                                                Assets        Liabilities      Revenues
                                                             ------------     -----------     ----------
  Domestic exchanges
     Stock indices                                             $  3,593        $    1,322     $   35,676
     Interest rates                                              64,477             1,186        542,824
     Currencies                                                 134,149            14,868        661,699
     Commodities                                                 41,831            10,790      (290,729)
  Foreign exchanges
     Stock indices                                               23,604             6,608          3,084
     Interest rates                                             152,397            18,819        740,433
     Commodities                                                 16,478           110,824      (218,350)
                                                             ------------     -----------     ----------
                                                               $436,529        $  164,417     $1,474,637
                                                             ------------     -----------     ----------
                                                             ------------     -----------     ----------

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

      PRUDENTIAL SECURITIES FUTURES
     MANAGEMENT INC.
     (Managing Owner)

by: Barbara J. Brooks
     Chief Financial Officer
--------------------------------------------------------------------------------

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Series B commenced operations on June 10, 1998 with gross proceeds of $5,709,093 allocated to commodities trading. Additional contributions raised through the continuous offering for the period from June 10, 1998 (commencement of operations) through December 31, 1999 resulted in additional gross proceeds to Series B of $21,046,056. Additional Interests of Series B will continue to be offered on a weekly basis at the net asset value per Interest until the Subscription Maximum of $33,000,000 is sold.

   Interests in Series B may be redeemed on a weekly basis, but are subject to a redemption fee if transacted within one year of the effective date of purchase. Redemptions of limited interests for the year ended December 31, 1999 were $2,708,339 and for the period from June 10, 1998 (commencement of operations) through December 31, 1999 were $2,954,661. Additionally, Interests owned in one Series may be exchanged, without charge, for Interests of one or more other Series on a weekly basis for as long as Interests in those Series are being offered to the public. Future contributions, redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 1999, 100% of Series B's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for Series B's trading in commodities. Inasmuch as the sole business of Series B is to trade in commodities, Series B continues to own such liquid assets to be used as margin. PSI credits Series B monthly with 100% of the interest it earns on the average net assets in Series B's accounts.

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

   Since Series B's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). Series B's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of Series B's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond Series B's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring Series B and its Trading Advisor to abide by various trading limitations and policies, which include limiting margin amounts, trading only in liquid markets and utilizing stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with Series B's futures, forward and options contracts.

   Series B does not have, nor does it expect to have, any capital assets.

Results of Operations

   Series B commenced trading operations on June 10, 1998, and as such, a comparative analysis of the 1999 full year results versus the 1998 partial year results is not meaningful. Additionally, Series B's asset levels have continually increased since the commencement of operations in June 1998, primarily from additional contributions. The rising asset levels have led to proportionate increases in the amount of interest earned by Series B as well as commissions and management fees incurred.

   As of December 31, 1999, Series B reported a net asset value per Interest of $121.63, an increase of 8.62% from the December 31, 1998 net asset value per Interest of $111.98, which was an increase of 11.98% from the June 10, 1998 initial net asset value per Interest of $100. These returns compare favorably to the MAR (Managed Account Reports) Fund/Pool Index which returned 1.48% in 1999 and 4.74% for the June 1998 through December 1998 period. MAR tracked the performance of 317 and 281 futures funds in 1999 and 1998, respectively.

   Net profits for Series B were the result of gains in the energy, index, metal, and financial sectors. Losses were experienced in the currency sector.

   Trading in the energy sector contributed the most profits to Series B during 1999. OPEC production cuts and low inventories drove the rally in crude oil and derivative products throughout most of the year. Also boosting crude oil's rise was high energy demand due to an unusually hot June and the threat of a Venezuelan oil workers strike in the third quarter. Long positions in crude and heating oil and unleaded gas provided profits in the first, second, and third quarters.

   Long index sector positions in the first quarter benefited from a global equity rally which was fueled into the second quarter by improving global economies. Third quarter performance was dampened when the U.S. stock market fell in expectation of an August interest rate hike. Global stock markets followed the U.S. market's lead. A market reversal in mid-October continued into November and December as it shrugged off interest rate increases and Y2K-related concerns. Long positions in the FTSE (London), CAC40 (Paris), S&P 500, SFE (Australia), and Nikkei Dow (Japan) indices posted gains.

   Most metal sector gains were achieved in the third quarter. Profits were derived from long copper, aluminum, zinc, and gold positions. Base metals benefited from the planned consolidation of aluminum and copper producers, as it promised better control of production and supply. Also, base metal prices, including zinc, moved higher as both growing demand and various production problems caused a decline in warehouse stocks. Gold prices rose following an auction by the Bank of England which yielded higher-than-expected prices. The market later surged following a joint announcement by 15 European Central Banks that they would not sell or lease any reserves, other than those previously designated for sale, for a period of five years. This announcement removed a tremendous amount of supply uncertainty from the market and allowed demand to send prices higher.

   Profits accumulated in the currency sector in the first, second, and third quarters were not enough to cover losses in the fourth. The Japanese yen surged to a four-year high against the U.S. dollar in November. The yen kept strengthening despite a disappointing Japanese economic stimulus package. Though ineffective, Japanese officials intervened during December to dampen the yen's appreciation. As a result, short Japanese yen positions incurred losses. In Europe, the euro fell amid fears that the European economic recovery was stagnating. The continuing strength of the U.S. economy along with the slow pace of German economic reforms helped to maintain pressure on the euro. Consequently, long euro positions added to Series B's losses.

   Interest income is earned on the average net assets held at PSI and, therefore, varies monthly according to interest rates, trading performance, contributions and redemptions. Interest income was approximately $1,003,000 and $257,000 for the year ended December 31, 1999 and the period from June 10, 1998 to December 31, 1998, respectively. As discussed above, the increase in interest income during 1999 versus 1998 was due primarily to the difference in the 1999 and 1998 periods covered as well as the increasing net assets as a result of additional contributions. However, lower overall interest rates in 1999 as compared with interest rates in 1998 offset some of the increase.

   Commissions are calculated on Series B's net asset value at the end of each week and therefore, vary according to weekly trading performance, contributions and redemptions. Commissions were approximately $1,541,000 and $375,000 for the year ended December 31, 1999 and the period from June 10, 1998 to December 31, 1998, respectively.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Advisor, as defined in the Advisory Agreement among the Trust, the Managing Owner and the Trading Advisor. Incentive fees were approximately $459,000 and $201,000 for the year ended December 31, 1999 and the period from June 10, 1998 to December 31, 1998, respectively.

   All trading decisions for Series B are made by Eclipse Capital Management, Inc. (the 'Trading Advisor'). Management fees are calculated on Series B's net asset value at the end of each week and therefore, are affected by weekly trading performance, contributions and redemptions. Management fees were approximately $399,000 and $97,000 for the year ended December 31, 1999 and the period from June 10, 1998 to December 31, 1998, respectively.

Accounting for Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 133, Accounting for Derivative Instruments and Hedging Activities, which Series B adopted effective October 1, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. SFAS No. 133 supersedes SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments and SFAS No. 105 Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk which required the disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments for an entity like Series B which carries its assets at fair value. The adoption of SFAS No. 133 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

Year 2000 Risk

   The arrival of year 2000 was much anticipated and raised serious concerns about whether or not computer systems around the world would continue to function properly and the degree of 'Year 2000 Problems' that would have to be resolved.

   Series B engages third parties to perform primarily all of the services it needs and also relies on other third parties such as governments, exchanges, clearinghouses, vendors and banks. Series B has not experienced any material adverse impact on operations related to Year 2000 Problems. While Series B believes that it has mitigated its Year 2000 risk, Series B cannot guarantee that an as yet unknown Year 2000 failure will not have a material adverse effect on Series B's operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of Series B from inception through December 31, 1999.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1999 was $68.

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