Form 10-K, Exhibit 13
period 2001-12-31
WORLD MONITOR TRUST SERIES B
filed 2002-03-28
CIK 1051823

                                                           2001
-------------------------------------------------------------------------------
World Monitor Trust--                                     Annual
Series B                                                  Report

                          LETTER TO LIMITED OWNERS FOR
                         WORLD MONITOR TRUST--SERIES B

PricewaterhouseCoopers (LOGO)

                                                PricewaterhouseCoopers LLP
                                                1177 Avenue of the Americas
                                                New York, NY 10036
                                                Telephone (646) 471-4000
                                                Facsimile (646) 471-4100

                       Report of Independent Accountants

To the Managing Owner and
Limited Owners of
World Monitor Trust--Series B

In our opinion, the accompanying statements of financial condition, including the condensed schedule of investments, and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust--Series B at December 31, 2001 and 2000, and the results of its operations and changes in trust capital for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

January 25, 2002, except for Note H, as to which the date is March 19, 2002

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,
                                                                        ----------------------------
                                                                            2001            2000
----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                    $10,752,455     $15,726,465
Net unrealized (loss) gain on open futures contracts                        (18,407)      2,066,876
Subscriptions receivable                                                         --           3,042
                                                                        ------------    ------------
Total assets                                                            $10,734,048     $17,796,383
                                                                        ------------    ------------
                                                                        ------------    ------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                     $   110,284     $    34,170
Commissions payable                                                          68,108         129,068
Management fees payable                                                      17,858          34,053
                                                                        ------------    ------------
Total liabilities                                                           196,250         197,291
                                                                        ------------    ------------
Commitments

Trust capital
Limited interests (95,859.349 and 142,903.342 interests outstanding)     10,407,513      17,416,280
General interests (1,200 and 1,500 interests outstanding)                   130,285         182,812
                                                                        ------------    ------------
Total trust capital                                                      10,537,798      17,599,092
                                                                        ------------    ------------
Total liabilities and trust capital                                     $10,734,048     $17,796,383
                                                                        ------------    ------------
                                                                        ------------    ------------

Net asset value per limited and general interest ('Interests')          $    108.57     $    121.87
                                                                        ------------    ------------
                                                                        ------------    ------------
----------------------------------------------------------------------------------------------------
        The accompanying notes are an integral part of these statements.

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
                       Condensed Schedule of Investments
                              At December 31, 2001

                                                                      Net Unrealized
                                                                       Gain (Loss)
                                                                        as a % of       Net Unrealized
Futures Contracts                                                     Trust Capital      Gain (Loss)
------------------------------------------------------------------------------------------------------
Futures contracts purchased:
  Interest rates                                                                          $   59,973
  Currencies                                                                                  17,755
  Commodities                                                                               (251,248)
                                                                                        --------------
     Net unrealized loss on futures contracts purchased                    (1.64)%          (173,520)
                                                                                        --------------
Futures contracts sold:
  Stock indices                                                                               (1,200)
  Currencies                                                                                 379,750
  Commodities                                                                               (223,437)
                                                                                        --------------
     Net unrealized gain on futures contracts sold                          1.47             155,113
                                                                          ------        --------------
     Net unrealized loss on futures contracts                              (0.17)%        $  (18,407)
                                                                          ------        --------------
                                                                          ------        --------------
Settlement Currency--Futures Contracts
  Euro                                                                      0.13%         $   13,461
  Japanese yen                                                              0.05               5,542
  U.S. dollar                                                              (0.35)            (37,410)
                                                                          ------        --------------
     Total                                                                 (0.17)%        $  (18,407)
                                                                          ------        --------------
                                                                          ------        --------------

------------------------------------------------------------------------------------------------------
        The accompanying notes are an integral part of these statements.

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                      Year ended December 31,
                                                             -----------------------------------------
                                                                 2001           2000           1999
------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on futures contracts                $ 1,282,952     $(1,952,020)   $2,457,582
Change in net unrealized gain/loss on open futures
  contracts                                                   (2,085,283)      1,693,834        54,204
Interest income                                                  577,196       1,276,882     1,002,609
                                                             ------------    -----------    ----------
                                                                (225,135)      1,018,696     3,514,395
                                                             ------------    -----------    ----------
EXPENSES
Commissions                                                    1,041,587       1,566,113     1,540,819
Management fees                                                  268,400         403,538       398,506
Incentive fees                                                        --              --       458,510
                                                             ------------    -----------    ----------
                                                               1,309,987       1,969,651     2,397,835
                                                             ------------    -----------    ----------
Net income (loss)                                            $(1,535,122)    $  (950,955)   $1,116,560
                                                             ------------    -----------    ----------
                                                             ------------    -----------    ----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                            $(1,516,133)    $  (933,778)   $1,102,475
                                                             ------------    -----------    ----------
                                                             ------------    -----------    ----------
General interests                                            $   (18,989)    $   (17,177)   $   14,085
                                                             ------------    -----------    ----------
                                                             ------------    -----------    ----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL
  INTEREST
Net income (loss) per weighted average limited and general
  interest                                                   $    (13.06 )   $     (5.22)   $     6.91
                                                             ------------    -----------    ----------
                                                             ------------    -----------    ----------
Weighted average number of limited and general interests
  outstanding                                                    117,574         182,101       161,647
                                                             ------------    -----------    ----------
                                                             ------------    -----------    ----------

------------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1998            101,801.891     $11,249,078     $151,179      $11,400,257
Contributions                               133,826.024      16,017,261      150,962       16,168,223
Net income                                                    1,102,475       14,085        1,116,560
Redemptions                                 (22,048.250)     (2,708,339)          --       (2,708,339)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1999            213,579.665      25,660,475      316,226       25,976,701
Contributions                                23,078.586       2,527,703           --        2,527,703
Net loss                                                       (933,778)     (17,177 )       (950,955)
Redemptions                                 (92,254.909)     (9,838,120)    (116,237 )     (9,954,357)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2000            144,403.342      17,416,280      182,812       17,599,092
Contributions                                 6,687.854         771,385           --          771,385
Net loss                                                     (1,516,133)     (18,989 )     (1,535,122)
Redemptions                                 (54,031.847)     (6,264,019)     (33,538 )     (6,297,557)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2001             97,059.349     $10,407,513     $130,285      $10,537,798
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------

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

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust (the 'Trust') is a business trust organized under the laws of Delaware on December 17, 1997. The Trust commenced trading operations on June 10, 1998 and will terminate on December 31, 2047 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement. The Trust consists of three separate and distinct series ('Series'):
Series A, B and C. The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts, and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI') which, in turn, is an indirect wholly owned subsidiary of Prudential Financial, Inc. PSI is the selling agent for the Trust as well as its commodity broker ('Commodity Broker').

The Offering

   Beneficial interests in each Series ('Interests') are being offered once each week until each Series' subscription maximum has been issued either through sale or exchange or until the Managing Owner suspends the offering of Interests. On June 10, 1998, a sufficient number of subscriptions for each Series had been received and accepted by the Managing Owner to permit each Series to commence trading. Series B completed its initial offering with gross proceeds of $5,709,093 from the sale of 56,330.929 limited interests and 760.000 general interests. General interests are sold exclusively to the Managing Owner.

   Series A was offered until it achieved its subscription maximum of $34,000,000 during November 1999. Interests in Series B and Series C will continue to be offered on a weekly basis at the then current net asset value per Interest until the Managing Owner suspends the offering of Interests (see Note
H) or the subscription maximum of $33,000,000 for each Series is sold ('Continuous Offering Period'). Series B and C are offered to investors who meet certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account) per subscriber, although the minimum purchase for any single Series is $1,000. Additional purchases may be made in $100 increments.

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

Exchanges, Redemptions and Termination

   Interests owned in one series of the Trust (Series A, B or C) may be exchanged, without any charge, for Interests of one or more other Series on a weekly basis for as long as Interests in those Series are being offered to the public. Once the suspension of the offering of Interests takes effect (see Note
H), Interests owned in one series of the Trust may no longer be exchanged for Interests of one or more other Series. Exchanges are made at the applicable Series' then current net asset value per Interest as of the close of business on the Friday immediately preceding the week in which the exchange request is effected. The exchange of Interests is treated as a redemption of Interests in one Series (with the related tax consequences) and the simultaneous purchase of Interests in the other Series.

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

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee ('AcSEC') issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by Nonpublic Investment Partnerships, to include within its scope commodity pools such as Series B. Under the new requirements, Series B is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on Series B's financial position or results of operations.

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

   The costs charged to Series B for brokerage services for the years ended December 31, 2001, 2000 and 1999 were $1,041,587, $1,566,113 and $1,540,819, respectively.

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

   As of December 31, 2001, a non-U.S. affiliate of the Managing Owner owned
148.095 limited interests of Series B.

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

Market risk

   Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of Series B's net assets being traded, significantly exceeds Series B's future cash requirements since Series B intends to close out its open positions prior to settlement. As a result, Series B is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series B considers the 'fair value' of its derivative instruments to be net unrealized gain or loss on the contracts. The market risk associated with Series B's commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when Series B enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes Series B to unlimited risk.

   Market risk is influenced by a wide variety of factors including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments Series B holds and the liquidity and inherent volatility of the markets in which Series B trades.

Credit risk

   When entering into futures or forward contracts, Series B is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, if Series B enters into forward transactions, the sole counterparty is PSI, Series B's commodity broker. Series B has entered into a master netting agreement with PSI and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty nonperformance of all of Series B's contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series B.

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

   PSI, when acting as the futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series B all assets of Series B relating to domestic futures trading (subject to the opt out provisions discussed below) and is not allowed to commingle such assets with other assets of PSI. At December 31, 2001, such segregated assets totalled $7,685,299. Part 30.7 of the CFTC regulations also requires PSI to secure assets of Series B related to foreign futures trading which totalled $3,048,749 at December 31, 2001.

   The CFTC promulgated rules that allow futures commission merchants to permit certain customers, including Series B, to opt out of segregation with regard to trading on certain exchanges, but PSI has not done so to date. If Series B were to opt out, its funds could be held in a broader and potentially riskier range of investments than are allowed for segregated funds.

   As of December 31, 2001, all open futures contracts mature within six months.

      The following table presents the fair value of futures contracts at December 31, 2000:

                                                                                      2000
                                                                           --------------------------
                                                                             Assets       Liabilities
                                                                           ----------     -----------
  Domestic exchanges
     Interest rates                                                        $  723,113      $       --
     Currencies                                                               821,048              --
     Commodities                                                               46,950          16,720
  Foreign exchanges
     Stock indices                                                             55,607              --
     Interest rates                                                           523,732              --
     Commodities                                                                  556          87,410
                                                                           ----------     -----------
                                                                           $2,171,006      $  104,130
                                                                           ----------     -----------
                                                                           ----------     -----------

G. Financial Highlights

                                                                                     Year ended
                                                                                 December 31, 2001
                                                                                 ------------------
 Performance per Interest
   Net asset value, beginning of period                                               $ 121.87
                                                                                 ------------------
   Net realized gain and change in net unrealized gain/loss on commodity
      transactions                                                                       (6.90)
   Interest income                                                                        4.72
   Expenses                                                                             (11.12)
                                                                                 ------------------
   Net decrease for the period                                                          (13.30)
                                                                                 ------------------
   Net asset value, end of period                                                     $ 108.57
                                                                                 ------------------
                                                                                 ------------------
 Total return                                                                           (10.91)%
 Ratio to average net assets
   Interest income                                                                        4.31%
   Expenses                                                                               9.79%

   These financial highlights represent the overall results of Series B during 2001. An individual limited owner's actual results may differ depending on the timing of contributions and redemptions.

H. Subsequent Event

   On February 25, 2002, the Managing Owner elected to suspend the offering of Interests in Series B and Series C upon the expiration of current selling registrations. The registrations expired in many states on March 24, 2002 and all registrations will expire by April 30, 2002. While the Managing Owner does not anticipate doing so, it may, at its election, reinstate the offering of Interests in Series B and Series C in the future.

-------------------------------------------------------------------------------

   I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.

      PRUDENTIAL SECURITIES FUTURES
     MANAGEMENT INC.
     (Managing Owner)

by: Barbara J. Brooks
     Chief Financial Officer
-------------------------------------------------------------------------------

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Series B commenced operations on June 10, 1998 with gross proceeds of $5,709,093 allocated to commodities trading. Additional contributions raised through the continuous offering for the years ended December 31, 2001 and 2000, and for the period from June 10, 1998 (commencement of operations) to December 31, 2001 resulted in additional gross proceeds to Series B of $771,385, $2,527,703 and $24,345,144, respectively. Additional Interests of Series B will continue to be offered on a weekly basis at the net asset value per Interest until the Managing Owner of Series B suspends the offering of Interests or the Subscription Maximum of $33,000,000 is sold.

   Interests in Series B may be redeemed on a weekly basis, but are subject to a redemption fee if transacted within one year of the effective date of purchase. Redemptions of limited interests and general interests for the year ended December 31, 2001 were $6,264,019 and $33,538, respectively; for the year ended December 31, 2000 were $9,838,120 and $116,237, respectively; and for the period from June 10, 1998 (commencement of operations) to December 31, 2001 were $19,056,800 and $149,775, respectively. Additionally, Interests owned in one series of World Monitor Trust (Series A, B or C) may be exchanged, without charge, for Interests of one or more other series of World Monitor Trust on a weekly basis for as long as Interests in those series are being offered to the public. Since Interests in Series A are no longer being offered, participants can no longer exchange their Interests from Series B and/or Series C into Series A; however, participants can currently continue to exchange their Interests from Series A to Series B and/or Series C. As further discussed in Note H to the financial statements, the Managing Owner elected to suspend the offering of Interests in Series B and Series C upon the expiration of current selling registrations. Once the suspension of the offering of Interests takes effect, Interests owned in one series of the Trust may no longer be exchanged for Interests of one or more other Series. Future contributions, redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2001, 100% of Series B's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for Series B's trading in commodities. Inasmuch as the sole business of Series B is to trade in commodities, Series B continues to own such liquid assets to be used as margin. PSI credits Series B monthly with 100% of the interest it earns on the average net assets in Series B's accounts.

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

   Since Series B's business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). Series B's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of Series B's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond Series B's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring Series B and its Trading Advisor to abide by various trading limitations and policies, which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with Series B's futures and forward contracts.

   Series B does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 2001 was $108.57, a decrease of 10.91% from the December 31, 2000 net asset value per Interest of $121.87 which was an increase of .20% from the December 31, 1999 net asset value per Interest of $121.63. The Zurich Fund/Pool Qualified Universe Index (formerly the MAR Fund/Pool Index), which tracked the performance of 272 futures funds at December 31, 2001, returned 7.52% and 9.41% in 2001 and 2000, respectively. Past performance is not necessarily indicative of future results.

   Series B had gross trading gains/(losses) of $(802,000), $(258,000) and $2,512,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Due to the nature of Series B's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of Series B's current year trading results is presented below.

   Net losses for Series B were experienced in the currency, metals and energy sectors. Profits were the result of net gains in the interest rate and index sectors.

   In foreign exchange markets, the U.S. dollar rose slightly against many foreign currencies during the first half of the year, reflecting expectations that some of those economies might be adversely affected by slower economic growth in the United States. Additionally, the U.S. dollar strengthened as investors around the globe felt that it was the safest currency in this time of economic uncertainty. Losses were incurred on long British pound, euro and Swiss franc positions. The U.S. dollar fell against most major currencies during the third quarter, particularly the Japanese yen, the euro and the Swiss franc. The U.S. dollar's downward trend against many currencies accelerated after September 11th. As a result of the attacks, many investors switched exposure from the U.S. dollar to other currencies which rose against the U.S. dollar resulting in losses for short euro, British pound and Swiss franc positions. The U.S. dollar strengthened slightly towards year-end amid hopes of an economic recovery in the U.S.

   Gold prices rallied to a ten-month high in May before reversing course amid rumors that Russia would sell a portion of its gold reserve. Long gold positions incurred losses. During the fourth quarter metal prices fell amid decreased demand due to weak global economic conditions. Long aluminum and copper positions incurred losses.

   Energy prices generally remained high throughout most of the first quarter of 2001. Crude oil prices increased in January as OPEC announced a likely 5% cut in production. During the second quarter, energy prices fell in response to growing inventory levels of crude oil and related products. Energy prices peaked sharply immediately after the September 11th attacks amid worries of a potential interruption in supplies. Prices soon reversed course as concerns of decreased demand caused by a global economic recession outweighed fears of scarcity. Two weeks after the attacks, oil prices plunged more than 12% to a 22-month low of $23 a barrel. OPEC leaders announced that with prices within their $22 to $28 a barrel target, they saw no need to alter output and assured that there will be no disruption in supplies. Fear of continued terrorist attacks, sluggish economies and mild winter weather continued to limit growth in global demand for oil during the fourth quarter. A coordinated cut in oil output by OPEC and non-OPEC producers was agreed upon as OPEC tried to regain control of crude oil prices. Natural gas and crude oil positions incurred losses during the first, third and fourth quarters of the year resulting in net losses for Series B in this sector.

   In light of the rapid weakening in economic expansion and deterioration in business and consumer confidence, the U.S. Federal Reserve (the 'Fed') followed a relatively aggressive policy, lowering interest rates three times during the first quarter of 2001. Other central banks followed the Fed's lead lowering interest rates as well. Interest rate instruments trended upward throughout most of the second and third quarters as major central banks cut short-term interest rates in an attempt to bolster slowing economies. The bond market rally continued in the wake of September 11th as the Fed moved to inject liquidity into the economy, cutting interest rates 50 basis points on September 17th to 3%. This move was soon followed by the Central Bank of Canada, the European Central Bank and Swiss National Central Bank who also lowered their rates 50 basis points. U.S. and European interest rate instruments began the fourth quarter up as data indicated persistent weakness in the U.S. economy. In an effort to stimulate the economy, the Fed lowered interest rates by 50 basis points in October and again in early November. The European Central Bank and the Bank of England each cut rates by 50 basis points in November. In mid-November, some positive economic news, the fall of Kabul, Afghanistan and an announcement by the U.S. Treasury regarding the cessation of sales of 30-year bonds, resulted in one of the greatest reversals the U.S. bond market has seen in recent times. Interest rates climbed sharply in the U.S. and Europe causing bond prices to fall. In December, the Fed lowered rates by another 25 basis points and bond prices climbed slightly. Gains resulted from long euro, Australian and Japanese bond positions during the first, third and fourth quarters of the year.

   Equity markets performed poorly across the board during the first half of the year as foreign stock markets generally followed the downtrend of the U.S. markets. Technology stocks led this market downturn and the NASDAQ fell to its lowest level in nearly two years. Losses in the Dow Jones and NASDAQ brought these indices under the key 10,000 and 2,000 levels, respectively, with the DAX, FTSE, CAC-40 and Nikkei experiencing similar losses. Short S&P 500 and Nikkei Dow positions resulted in gains during the first quarter. The terrorist attacks of September 11th further weakened the sluggish U.S. and global economies plunging equity markets downward throughout the world in the week following the attacks. In the week following the attack, the Dow Jones industrial average suffered its worst weekly percentage loss since the Great Depression due to uncertainty about how the economy would perform as a result of these attacks and other threats of terrorism. U.S. equity indices recovered somewhat at the end of September as interest rate cuts by the Fed and fiscal stimuli by Congress combined to stimulate an economic rebound. Global equity markets followed suit rebounding from earlier lows as well. U.S. and global equity markets rallied in November amid positive developments in the war in Afghanistan and sentiment that the U.S. economy might be emerging from its recession. Equity markets reversed in December providing a negative return for the second consecutive year. Losses incurred in equity index positions during the second and fourth quarters were offset by gains during the rest of the year, producing net gains for the index sector.

   Fluctuations in overall average net asset levels have led to corresponding fluctuations in commissions and management fees incurred, and interest earned by Series B, which are largely based on the level of net assets. Series B's average net asset levels were significantly lower during the year ended December 31, 2001 versus 2000, primarily as a result of redemptions. Series B's average net asset levels were slightly higher during the year ended December 31, 2000 versus 1999, primarily from additional contributions and favorable trading performance in 1999 offset, in part, by redemptions and unfavorable trading performance during the first three quarters of 2000.

   Interest income is earned on the average net assets held at PSI and, therefore, varies weekly according to interest rates, trading performance, contributions and redemptions. Interest income decreased by $700,000 during 2001 as compared to 2000 and increased by $274,000 during 2000 as compared to 1999. The 2001 decrease resulted from lower overall interest rates in 2001 versus 2000 and the decrease in average net asset levels during 2001 versus 2000 as discussed above. The increase in interest income during 2000 versus 1999 resulted from higher overall interest rates in 2000 versus 1999 and the slight increase in average net asset levels during 2000 versus 1999 as discussed above.

   Commissions are calculated on Series B's net asset value at the end of each week and therefore, vary according to weekly trading performance, contributions and redemptions. Commissions decreased by $525,000 during 2001 as compared to 2000 and increased $25,000 during 2000 as compared to 1999. The decrease in 2001 and the increase in 2000 resulted from fluctuations in average net asset levels as discussed above.

   All trading decisions for Series B are made by Eclipse Capital Management, Inc. (the 'Trading Advisor'). Management fees are calculated on Series B's net asset value at the end of each week and therefore, are affected by weekly trading performance, contributions and redemptions. Management fees decreased by $135,000 during 2001 as compared to 2000 and increased by $5,000 during 2000 as compared to 1999. The decrease in 2001 and the increase in 2000 resulted from fluctuations in average net asset levels as discussed above.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Advisor, as defined in the Advisory Agreement among the Series B, the Managing Owner and the Trading Advisor. Incentive fees were approximately $459,000 for the year ended December 31, 1999. Series B did not incur an incentive fee during 2001 and 2000.

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee ('AcSEC') issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by Nonpublic Investment Partnerships, to include within its scope commodity pools such as Series B. Under the new requirements, Series B is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on Series B's financial position or results of operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of Series B from inception through December 31, 2001.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2001 was $79.

   Series B's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        World Monitor Trust--Series B/OTH
        Peck Slip Station
        P.O. Box 2303
        New York, New York 10273-0005

OTH
Peck Slip Station                                    PRESORTED
P.O. Box 2303                                        STANDARD
New York, NY 10273-0005                            U.S. POSTAGE
                                                       PAID
                                                   Automatic Mail