Form 10-K, Exhibit 13
period 2002-12-31
WORLD MONITOR TRUST SERIES B
filed 2003-03-28
CIK 1051823

                                                           2002
-------------------------------------------------------------------------------
World Monitor Trust--                                      Annual
Series B                                                   Report

                          LETTER TO LIMITED OWNERS FOR
                         WORLD MONITOR TRUST--SERIES B

PricewaterhouseCoopers (LOGO)
                                             PricewaterhouseCoopers LLP
                                             1177 Avenue of the Americas
                                             New York, NY 10036
                                             Telephone (646) 471-4000
                                             Facsimile (813) 286-6000

                       Report of Independent Accountants

To the Managing Owner and
Limited Owners of
World Monitor Trust--Series B

In our opinion, the accompanying statements of financial condition, including the condensed schedules of investments, and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust--Series B at December 31, 2002 and 2001, and the results of its operations and changes in trust capital for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

February 24, 2003
                                       2

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,
                                                                        ----------------------------
                                                                            2002            2001
----------------------------------------------------------------------------------------------------
ASSETS
Cash in commodity trading accounts                                      $ 8,801,236     $10,752,455
Net unrealized gain (loss) on open futures contracts                        386,286         (18,407)
Net unrealized gain on open forward contracts                               138,419              --
                                                                        ------------    ------------
Total assets                                                            $ 9,325,941     $10,734,048
                                                                        ------------    ------------
                                                                        ------------    ------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Commissions payable                                                     $    60,800     $    68,108
Management fees payable                                                      15,911          17,858
Redemptions payable                                                              --         110,284
                                                                        ------------    ------------
Total liabilities                                                            76,711         196,250
                                                                        ------------    ------------
Commitments

Trust capital
Limited interests (76,607.531 and 95,859.349 interests outstanding)       9,143,245      10,407,513
General interests (888.000 and 1,200.000 interests outstanding)             105,985         130,285
                                                                        ------------    ------------
Total trust capital                                                       9,249,230      10,537,798
                                                                        ------------    ------------
Total liabilities and trust capital                                     $ 9,325,941     $10,734,048
                                                                        ------------    ------------
                                                                        ------------    ------------

Net asset value per limited and general interest                        $    119.35     $    108.57
                                                                        ------------    ------------
                                                                        ------------    ------------
----------------------------------------------------------------------------------------------------

         The accompanying notes are an integral part of these statements.

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
                       Condensed Schedules of Investments

                                                                     At December 31,
                                           --------------------------------------------------------------------
                                                         2002                                2001
                                           --------------------------------    --------------------------------
                                           Net Unrealized                      Net Unrealized
                                            Gain (Loss)                         Gain (Loss)
                                             as a % of       Net Unrealized      as a % of       Net Unrealized
Futures and Forward Contracts              Trust Capital      Gain (Loss)      Trust Capital      Gain (Loss)
---------------------------------------------------------------------------------------------------------------
Futures contracts purchased:
  Interest rates                                                $260,697                           $   59,973
  Currencies                                                     144,825                               17,755
  Commodities                                                     (3,277)                            (251,248)
                                                             --------------                      --------------
     Net unrealized gain (loss) on
     futures contracts purchased                 4.35%           402,245            (1.64)%          (173,520)
                                                             --------------                      --------------
Futures contracts sold:
  Stock indices                                                   19,803                               (1,200)
  Currencies                                                          --                              379,750
  Commodities                                                    (35,762)                            (223,437)
                                                             --------------                      --------------
     Net unrealized gain (loss) on
     futures contracts sold                     (0.17)           (15,959)            1.47             155,113
                                               ------        --------------        ------        --------------
     Net unrealized gain (loss) on
     futures contracts                           4.18%          $386,286            (0.17)%        $  (18,407)
                                               ------        --------------        ------        --------------
                                               ------        --------------        ------        --------------
Forward currency contracts purchased             1.66%          $153,111               --%         $       --
Forward currency contracts sold                 (0.16)           (14,692)              --                  --
                                               ------        --------------        ------        --------------
     Net unrealized gain on forward
     contracts                                   1.50%          $138,419               --%         $       --
                                               ------        --------------        ------        --------------
                                               ------        --------------        ------        --------------
Settlement Currency--Futures Contracts
  Euro                                           1.42%          $131,347             0.13%         $   13,461
  Japanese yen                                   0.27             25,184             0.05               5,542
  Australian dollar                              0.77             70,714               --                  --
  U.S. dollar                                    1.72            159,041            (0.35)            (37,410)
                                               ------        --------------        ------        --------------
     Total                                       4.18%          $386,286            (0.17)%        $  (18,407)
                                               ------        --------------        ------        --------------
                                               ------        --------------        ------        --------------
Settlement Currency--Forward Contracts
  Japanese yen                                  (0.34)%         $(31,459)              --%         $       --
  U.S. dollar                                    1.84            169,878               --                  --
                                               ------        --------------        ------        --------------
     Total                                       1.50%          $138,419               --%         $       --
                                               ------        --------------        ------        --------------
                                               ------        --------------        ------        --------------
---------------------------------------------------------------------------------------------------------------

            The accompanying notes are an integral part of these statements.

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                     Year ended December 31,
                                                            ------------------------------------------
                                                                2002           2001           2000
------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on futures contracts               $ 1,221,273     $ 1,282,952    $(1,952,020)
Change in net unrealized gain/loss on open commodity
  positions                                                     543,112      (2,085,283)     1,693,834
Interest income                                                 207,176         577,196      1,276,882
                                                            ------------    -----------    -----------
                                                              1,971,561        (225,135)     1,018,696
                                                            ------------    -----------    -----------
EXPENSES
Commissions                                                     771,808       1,041,587      1,566,113
Management fees                                                 198,887         268,400        403,538
                                                            ------------    -----------    -----------
                                                                970,695       1,309,987      1,969,651
                                                            ------------    -----------    -----------
Net income (loss)                                           $ 1,000,866     $(1,535,122)   $  (950,955)
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                           $   986,740     $(1,516,133)   $  (933,778)
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------
General interests                                           $    14,126     $   (18,989)   $   (17,177)
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
  GENERAL INTEREST
Net income (loss) per weighted average limited and
  general interest                                          $     11.39     $    (13.06)   $     (5.22)
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------
Weighted average number of limited and general interests
  outstanding                                                    87,871         117,574        182,101
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------
------------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1999            213,579.665     $25,660,475     $316,226      $25,976,701
Contributions                                23,078.586       2,527,703           --        2,527,703
Net loss                                                       (933,778)     (17,177)        (950,955)
Redemptions                                 (92,254.909)     (9,838,120)    (116,237)      (9,954,357)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2000            144,403.342      17,416,280      182,812       17,599,092
Contributions                                 6,687.854         771,385           --          771,385
Net loss                                                     (1,516,133)     (18,989)      (1,535,122)
Redemptions                                 (54,031.847)     (6,264,019)     (33,538)      (6,297,557)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2001             97,059.349      10,407,513      130,285       10,537,798
Contributions                                   378.869          39,871           --           39,871
Net income                                                      986,740       14,126        1,000,866
Redemptions                                 (19,942.687)     (2,290,879)     (38,426)      (2,329,305)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 2002             77,495.531     $ 9,143,245     $105,985      $ 9,249,230
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------
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

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust (the 'Trust') is a business trust organized under the laws of Delaware on December 17, 1997. The Trust commenced trading operations on June 10, 1998 and will terminate on December 31, 2047 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement. The Trust consists of three separate and distinct series ('Series'):
Series A, B and C. The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts, and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI') which, in turn, is an indirect wholly owned subsidiary of Prudential Financial, Inc. ('Prudential'). PSI is the selling agent for the Trust as well as its commodity broker ('Commodity Broker').

   In February 2003, Prudential and Wachovia Corp. ('Wachovia') announced an agreement to combine each company's respective retail securities brokerage and clearing operations within a new firm, which will be headquartered in Richmond, Virginia. Under the agreement, Prudential will have a 38% ownership interest in the new firm and Wachovia will own 62%. The transaction, which includes the securities brokerage, securities clearing, and debt capital markets operations of PSI, but does not include the equity sales, trading and research operations or commodity brokerage and derivative operations of PSI, is anticipated to close in the third quarter of 2003. The Managing Owner, as well as the Commodity Broker, will continue to be indirect wholly owned subsidiaries of Prudential.

The Offering

   Beneficial interests in each Series ('Interests') were offered once each week until each Series' subscription maximum was met either through sale or exchange or until the Managing Owner suspended the offering of Interests. On June 10, 1998, a sufficient number of subscriptions for each Series had been received and accepted by the Managing Owner to permit each Series to commence trading. Series B completed its initial offering with gross proceeds of $5,709,093 from the sale of 56,330.929 limited interests and 760.000 general interests. General interests are sold exclusively to the Managing Owner.

   Series A was offered until it achieved its subscription maximum of $34,000,000 during November 1999. Interests in Series B and Series C were offered on a weekly basis at the then current net asset value per Interest until the Managing Owner suspended the offering of Interests for each Series. The Managing Owner suspended the offering of Interests in Series B and Series C and allowed all selling registrations to expire by April 30, 2002. As such, Interests owned in one series of the Trust may no longer be exchanged for Interests of one or more other Series. While the Managing Owner does not anticipate doing so, it may, at its election, reinstate the offering of Interests in Series B and Series C in the future.

   The Managing Owner is required to maintain at least a 1% interest in the capital, profits and losses of each Series so long as it is acting as the Managing Owner.

The Trading Advisor

   Each Series has its own independent commodity trading advisor that makes that Series' trading decisions. The Managing Owner, on behalf of the Trust, entered into an advisory agreement with Eclipse Capital Management, Inc. (the 'Trading Advisor') to make the trading decisions for Series B. The advisory agreement may be terminated for various reasons, including at the discretion of the Managing Owner. The Managing Owner has allocated 100% of the proceeds from the initial and continuous offering of Series B to the Trading Advisor.

Exchanges, Redemptions and Termination

   As a result of the Managing Owner having suspended the offering of Interests in Series B and Series C as discussed in Note A, Interests owned in one Series of the Trust (Series A, B or C) may no longer be exchanged for Interest of one or more other Series.

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

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded. Net unrealized gain or loss on open contracts denominated in foreign currencies and foreign currency holdings are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

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

   Series B has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale'.

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

New Accounting Guidance

   In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 ('FIN 45'), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which Series B adopted at December 31, 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. Consistent with standard business practices in the normal course of business, Series B has provided general indemnifications to the Managing Owner, its Trading Advisor and others when they act, in good faith, in the best interests of Series B. Series B is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

C. Fees

Organizational, offering, general and administrative costs

   PSI or its affiliates paid the costs of organizing Series B and will continue to pay all costs of offering its Interests as well as administrative costs incurred by the Managing Owner or its affiliates for services they perform for Series B. These costs include, but are not limited to, those discussed in Note D below. Routine legal, audit, postage and other routine third party administrative costs also are paid by PSI or its affiliates.

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

D. Related Parties

   The Managing Owner or its affiliates perform services for Series B which include but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications, printing and other administrative services. As further described in Note C, except for costs related to brokerage services, PSI or its affiliates pay all costs of these services in addition to Series B's routine operational, administrative, legal and auditing costs. Additionally, PSI or its affiliates paid the costs associated with offering Series B's Interests.

   The costs charged to Series B for brokerage services for the years ended December 31, 2002, 2001 and 2000 were $771,808, $1,041,587 and $1,566,113, respectively.

   All of the proceeds of the offering of Series B are received in the name of Series B and were deposited in trading or cash accounts at PSI. Series B's assets are maintained with PSI for margin purposes. PSI credits Series B monthly with 100% of the interest it earns on the average net assets in Series B's accounts.

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

Market risk

   Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of Series B's net assets being traded, significantly exceeds Series B's future cash requirements since Series B intends to close out its open positions prior to settlement. As a result, Series B is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series B considers the 'fair value' of its derivative instruments to be net unrealized gain or loss on the contracts. The market risk associated with Series B's commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when Series B enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes Series B to unlimited risk.

   Market risk is influenced by a wide variety of factors including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments Series B holds and the liquidity and inherent volatility of the markets in which Series B trades.

Credit risk

   When entering into futures or forward contracts, Series B is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by Series B as PSI, Series B's commodity broker, is the sole counterparty. Series B has entered into a master netting agreement with PSI and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty nonperformance on all of Series B's contracts is the net unrealized gain included in the statements of financial condition; however, counterparty nonperformance on only certain of Series B's contracts may result in greater loss than nonperformance on all of Series B's contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series B.

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

   PSI, when acting as Series B's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series B all assets of Series B relating to domestic futures trading and is not permitted to commingle such assets with other assets of PSI. At December 31, 2002, such segregated assets totalled $5,641,640. Part 30.7 of the CFTC regulations also requires PSI to secure assets of Series B related to foreign futures trading which totalled $3,545,882 at December 31, 2002. There are no segregation requirements for assets related to forward trading.

   As of December 31, 2002, all of Series B's open futures and forward contracts mature within six months.

G. Financial Highlights

                                                                      Year ended December 31,
                                                              ---------------------------------------
                                                                    2002                  2001
                                                              -----------------     -----------------
Performance per Interest
  Net asset value, beginning of period                             $108.57               $121.87
                                                              -----------------     -----------------
  Net realized gain and change in net unrealized gain/loss
     on commodity transactions                                       19.54                 (6.90)
  Interest income                                                     2.35                  4.72
  Expenses                                                          (11.11)               (11.12)
                                                              -----------------     -----------------
  Net increase (decrease) for the period                             10.78                (13.30)
                                                              -----------------     -----------------
  Net asset value, end of period                                   $119.35               $108.57
                                                              -----------------     -----------------
                                                              -----------------     -----------------
Total return                                                          9.93%               (10.91)%
Ratio to average net assets
  Interest income                                                     2.09%                 4.31%
  Expenses                                                            9.80%                 9.79%

      These financial highlights represent the overall results of Series B during the years ended December 31, 2002 and 2001. An individual limited owner's actual results may differ depending on the timing of contributions and redemptions.
                                       10

-------------------------------------------------------------------------------

   I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.

     PRUDENTIAL SECURITIES FUTURES
     MANAGEMENT INC.
     (Managing Owner)

By:  /s/ Steven Weinreb
         Chief Financial Officer
-------------------------------------------------------------------------------

                         WORLD MONITOR TRUST--SERIES B
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Series B commenced operations on June 10, 1998 with gross proceeds of $5,709,093 allocated to commodities trading. Additional contributions raised through the continous offering from the sales of Interests for the years ended December 31, 2002 and 2001 and for the period from June 10, 1998 (commencement of operations) to December 31, 2002 resulted in additional gross proceeds to Series B of $39,871, $771,385 and $24,385,015, respectively. The Managing Owner suspended the offering of Interests in Series B and Series C and allowed all selling registrations to expire by April 30, 2002 as more fully discussed in Note A to the financial statements.

   Interests in Series B may be redeemed on a weekly basis, but are subject to a redemption fee if transacted within one year of the effective date of purchase. Redemptions of limited interests and general interests for the year ended December 31, 2002 were $2,290,879 and $38,426, respectively; for the year ended December 31, 2001 were $6,264,019 and $33,538, respectively; and for the period from June 10, 1998 (commencement of operations) to December 31, 2002 were $21,347,679 and $188,201, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2002, 100% of Series B's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which was used as margin for Series B's trading in commodities. Inasmuch as the sole business of Series B is to trade in commodities, Series B continues to own such liquid assets to be used as margin. PSI credits Series B monthly with 100% of the interest it earns on the average net assets in Series B's accounts.

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

Results of Operations

   The net asset value per Interest as of December 31, 2002 was $119.35, an increase of 9.93% from the December 31, 2001 net asset value per Interest of $108.57 which was a decrease of 10.91% from the December 31, 2000 net asset value per Interest of $121.87. The CISDM Fund/Pool Qualified Universe Index (formerly known as the Zurich Fund/Pool Qualified Universe Index) returned 11.99% and 7.52% for the years
                                       12
ended December 31, 2002 and 2001, respectively. The CISDM Fund/Pool Qualified Universe Index is the dollar weighted, total return of all commodity pools tracked by Managed Account Reports, LLC. Past performance is not necessarily indicative of future results.

   Series B's trading gains/(losses) before commissions were $1,764,000, $(802,000) and $(258,000) for the years ended December 31, 2002, 2001 and 2000, respectively. Due to the nature of Series B's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of Series B's current year trading results is presented below.

   Net losses for Series B were experienced in the metals sectors. Profits were the result of gains in the financial, currency, energy and index sectors.

   Gold and other precious metals soared throughout most of the first half of the year in response to weaknesses in the U.S. dollar and global equity markets and instability in the Middle East. Base metals also began the year on a rise as global economic activity showed signs of recovery. Gold prices reversed at second quarter-end as a result of profit taking by traders and the sentiment that U.S. and Japanese central banks would support the U.S. dollar. Gold ended the year above $300 an ounce. Base metal prices fell in the second half of the year due to weak economies and decreased industrial production. Gains earned by long gold, copper and aluminum positions in the first quarter of the year were not sufficient to offset losses incurred during the rest of the year resulting in net losses for Series B.

   Global bond markets trended lower through most of the first quarter amid growing prospects for imminent interest rate hikes by central banks. In the U.S., interest rates rose towards the end of the first quarter in response to stronger than expected economic data and indications that the U.S. Federal Reserve Bank (the 'Fed') would lean towards increasing rates in the near future. The Fed kept rates unchanged at 1.75% throughout the first three quarters of the year. Other central banks, including the European Central Bank and the Bank of Japan, generally followed the lead of the Fed leaving rates unchanged and foreign bond markets rose as well. In the second half of the year, the Japanese bond market was particularly strong as the Japanese economy continued to struggle with recession and investors fled to bonds for safety. Global bond prices in the fourth quarter were slightly weaker as interest rates rose in response to the stock market rally and optimism on economic prospects. This trend reversed when the Fed cut interest rates by 50 basis points to 1.25%, a new 40-year low, at its first quarterly meeting in November. This was the first rate cut of 2002, following 11 cuts in 2001. The Fed also switched its economic outlook for the near future from a bias toward 'economic weakness' to 'balanced'. Long European, Japanese and U.S. Treasury bond positions resulted in net gains for Series B.

   In foreign exchange markets, the U.S. dollar began the year strong against most major foreign currencies as the U.S. economy exhibited signs of recovery. The trend reversed in the second quarter as weak U.S. economic growth in relation to other economies and concerns regarding accounting irregularities in major U.S. corporations drove the dollar downward. Most European currencies and the euro were weak early in the year but rallied in March amid hopes of an economic recovery. In the third quarter, the euro surpassed parity with the U.S. dollar as investors1 desire for U.S. assets decreased, but ended the quarter lower. The British pound rose against the U.S. dollar early in the year amid perceived strength in the British economy and gained as a result of positive economic data. Towards the end of the year, the U.S. dollar began the quarter up amid evidence of a firming U.S. economy, but traded lower against many major foreign currencies in December. The market reacted to the sluggish U.S. economy, weaker foreign demand for the U.S. dollar and expectations of war with Iraq. Long Swiss franc, euro and Swiss franc/U.S. dollar cross-rate positions resulted in net gains for Series B.

   Energy markets were volatile at the beginning of the year, but rose toward the first quarter-end as the escalating conflict in the Middle East prompted fears of an interruption in supplies. This, together with hopes for increased U.S. energy demand due to a recovering economy, reinforced the normal seasonal upward pressure on energy prices. Energy prices declined in the second quarter amid increased U.S. stock suggesting ample supply for the summer season and anticipation that Russia would discontinue output restrictions. Through the end of the year, energy markets climbed as fears of impending war with Iraq and the Venezuelan oil strike pushed crude oil prices up significantly. Crude oil rose from the low $20's per barrel earlier in the year to approximately $30 a barrel at year-end. Net gains for Series B resulted from long natural gas and crude oil positions.
                                       13

   Equity indices began the year choppily due to a continuing weak economy and concerns about balance sheet reporting and accounting irregularities. Positive data and hopes of an economic recovery boosted stock markets towards the middle of the first quarter. However, as investor confidence collapsed in response to concerns about accounting transparency at some firms, heightened tension in the Middle East, and decreased corporate sales and profits, global equity markets moved sharply lower throughout the second quarter. This resulted in investors re-evaluating their outlook for a near-term economic recovery. Equity markets rallied in mid October, triggered by a surge of global economic optimism, but fell once again towards the end of the year providing a negative return for the third consecutive year. Overall, equity markets around the world showed poor performance for 2002. In the U.S., the Dow Jones Industrial Average was down 16.76% for the year while the S&P 500 was down 23.37%. The London FTSE returned a negative 24.48% and the Hong Kong Hang Seng Index ended the year down 18.21%. Overall, short positions in the NASDAQ and Euro DAX indexes resulted in net gains for Series B.

   Fluctuations in overall average net asset levels have led to corresponding fluctuations in commissions and management fees incurred, and interest earned by Series B, which are largely based on the level of net assets. Series B's average net asset levels were lower during the year ended December 31, 2002 versus 2001, primarily as a result of redemptions offset, in part, by favorable trading performance during 2002. Series B's average net asset levels were significantly lower during the year ended December 31, 2001 versus 2000, primarily due to redemptions.

   Interest income is earned on the average net assets held at PSI and, therefore, varies weekly according to interest rates, trading performance, contributions and redemptions. Interest income decreased by $370,000 during 2002 as compared to 2001 and decreased by $700,000 during 2001 as compared to 2000. The 2002 decrease resulted from lower overall interest rates in 2002 versus 2001 and the decrease in average net asset levels during 2002 versus 2001 as discussed above. The decrease in interest income during 2001 versus 2000 resulted from lower overall interest rates in 2001 versus 2000 and the decrease in average net asset levels during 2001 versus 2000 as discussed above.

   Commissions are calculated on Series B's net asset value at the end of each week and therefore, vary according to weekly trading performance, contributions and redemptions. Commissions decreased by $270,000 during 2002 as compared to 2001 and decreased $525,000 during 2001 as compared to 2000. These decreases resulted from fluctuations in average net asset levels as discussed above.

   All trading decisions for Series B are made by Eclipse Capital Management, Inc. (the 'Trading Advisor'). Management fees are calculated on Series B's net asset value at the end of each week and therefore, are affected by weekly trading performance, contributions and redemptions. Management fees decreased by $70,000 during 2002 as compared to 2001 and decreased by $135,000 during 2001 as compared to 2000. These decreases resulted from fluctuations in average net asset levels as discussed above.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Advisor, as defined in the Advisory Agreement among the Series B, the Managing Owner and the Trading Advisor. Series B did not incur an incentive fee during 2002, 2001 and 2000.

Inflation

   Inflation has had no material impact on operations or on the financial condition of Series B from inception through December 31, 2002.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2002 was $81.

   Series B's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        World Monitor Trust--Series B/0TH
        Peck Slip Station
        P.O. Box 2303
        New York, New York 10273-0005

OTH
Peck Slip Station                   PRESORTED
P.O. Box 2303                       STANDARD
New York, NY 10273-0005           U.S. POSTAGE
                                      PAID
                                  Automatic Mail