Form 10-K, Exhibit 13
period 2004-12-31
WORLD MONITOR TRUST SERIES B
filed 2005-03-31
CIK 1051823

WORLD MONITOR TRUST – SERIES B

ANNUAL REPORT

December 31, 2004

WORLD MONITOR TRUST – SERIES B

TABLE OF CONTENTS

PAGES
Report of Independent Registered Public Accounting Firm – Arthur F. Bell, Jr. & Associates, L.L.C.	1

Report of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP	2

Financial Statements

Statements of Financial Condition	3

Condensed Schedules of Investments	4

Statements of Operations	5

Statements of Changes in Trust Capital	6

Notes to Financial Statements	7 – 16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust – Series B

We have audited the accompanying statements of financial condition of World Monitor Trust – Series B as of December 31, 2004, including the December 31, 2004 condensed schedule of investments, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Monitor Trust – Series B as of December 31, 2004, and the results of its operations and changes in its trust capital for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland
March 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust – Series B

In our opinion, the accompanying statement of financial condition, including the condensed schedule of investments, and the related statements of operations and of changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust – Series B at December 31, 2003, and the results of its operations and changes in its trust capital for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
January 23, 2004

WORLD MONITOR TRUST – SERIES B

STATEMENTS OF FINANCIAL CONDITION

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash in commodity trading accounts	$6,529,538	$8,761,551
Net unrealized gain on open futures contracts	80,651	335,623
Net unrealized gain (loss) on open forwards contracts	(62,337)	126,396

Total assets	$6,547,852	$9,223,570

LIABILITIES
Commissions payable	$40,862	$62,008
Management fees payable	12,605	16,066

Total liabilities	53,467	78,074

Commitments

TRUST CAPITAL
Limited interests (58,196.135 and 68,312.372 interests outstanding) at December 31, 2004 and 2003	6,427,237	9,053,913
Managing Owner interests (608 and 691 interests outstanding) at December 31, 2004 and 2003	67,148	91,583

Total trust capital	6,494,385	9,145,496

Total liabilities and trust capital	$6,547,852	$9,223,570

See accompanying notes.

WORLD MONITOR TRUST – SERIES B

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2004 and 2003

	2004		2003
	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures and Forward Contracts
Futures Contracts

Futures contracts purchased:
Commodities	3.41%	$221,399	2.27%	$207,487
Interest rates	(0.96)%	(62,085)	0.26%	23,329
Stock indices	0.75%	48,761	2.16%	197,773

Net unrealized gain on futures contracts purchased	3.20%	208,075	4.69%	428,589

Futures contracts sold:
Commodities	(1.92)%	(124,674)	(1.02)%	(92,966)
Interest rates	(0.04)%	(2,750)	0.00%	0

Net unrealized (loss) on futures contracts sold	(1.96)%	(127,424)	(1.02)%	(92,966)

Net unrealized gain on futures contracts	1.24%	$80,651	3.67%	$335,623

Forward contracts purchased:
Net unrealized gain on forward contracts purchased	8.16%	$529,932	1.99%	$181,635

Forward contracts sold:
Net unrealized (loss) on forward contracts sold	(9.12)%	(592,269)	(0.61)%	(55,239)

Net unrealized gain (loss) on forward contracts	(0.96)%	$(62,337)	1.38%	$126,396

Settlement Currency – Futures Contracts
Canadian dollar	0.00%	$0	0.13%	$11,854
Euro	(0.23)%	(15,211)	0.40%	37,120
Japanese yen	0.03%	1,924	0.00%	0
Hong Kong dollar	(0.01)%	(495)	0.11%	9,723
Australian dollar	(0.67)%	(43,409)	0.00%	0
U.S. dollar	(1.34)%	(87,027)	3.03%	276,926
British pound	3.46%	224,869	0.00%	0

Total futures contracts	1.24%	$80,651	3.67%	$335,623

Settlement Currency – Forward contracts
Japanese yen	1.71%	$110,978	0.39%	$35,387
U.S. dollar	(9.12)%	(592,269)	0.99%	91,009
Australian dollar	2.00%	130,143	0.00%	0
Canadian dollar	1.19%	77,534	0.00%	0
Swiss franc	0.61%	39,443	0.00%	0
Euro	2.65%	171,834	0.00%	0

Total forward contracts	(0.96)%	$(62,337)	1.38%	$126,396

See accompanying notes.

WORLD MONITOR TRUST – SERIES B

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
REVENUES
Realized	$(411,328)	$1,858,739	$1,221,273
Change in unrealized	(443,705)	(62,686)	543,112
Interest income	124,024	128,550	207,176

Total revenues	(731,009)	1,924,603	1,971,561

EXPENSES
Commissions	597,846	731,991	771,808
Management fees	154,057	188,667	198,887
Incentive fees	0	519	0

Total expenses	751,903	921,177	970,695

NET INCOME (LOSS)	$(1,482,912)	$1,003,426	$1,000,866

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND MANAGING OWNER INTEREST
Net income (loss) per weighted average limited and Managing Owner interest	$(23.00)	$13.80	$11.39

Weighted average number of limited and Managing Owner interests outstanding	64,485	72,706	87,871

See accompanying notes.

WORLD MONITOR TRUST – SERIES B

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2004, 2003 and 2002

	Interests	Limited Interests	Managing Owner Interests	Total
Trust capital at December 31, 2001	97,059.349	$10,407,513	$130,285	$10,537,798

Contributions	378.869	39,871	0	39,871

Redemptions	(19,942.687)	(2,290,879)	(38,426)	(2,329,305)

Net income for the year ended December 31, 2002		986,740	14,126	1,000,866

Trust capital at December 31, 2002	77,495.531	9,143,245	105,985	9,249,230

Redemptions	(8,492.159)	(1,082,047)	(25,113)	(1,107,160)

Net income for the year ended December 31, 2003		992,715	10,711	1,003,426

Trust capital at December 31, 2003	69,003.372	9,053,913	91,583	9,145,496

Redemptions	(10,199.237)	(1,155,702)	(12,497)	(1,168,199)

Net (loss) for the year ended December 31, 2004		(1,470,974)	(11,938)	(1,482,912)

Trust capital at December 31, 2004	58,804.135	$6,427,237	$67,148	$6,494,385

Net Asset Value Per Limited and Managing Owner Interest
December 31,
2004	2003	2002
$110.44	$132.54	$119.35

See accompanying notes.

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS

Note 1. ORGANIZATION

A.	General Description of the Trust

World Monitor Trust – (the “Trust”) is a business trust organized under the laws of Delaware on December 17, 1997. The Trust commenced trading operations on June 10, 1998 and will terminate on December 31, 2047 unless terminated sooner as provided in the Third Amended and Restated Declaration of Trust and Trust Agreement. The Trust consists of three separate and distinct series (“Series”): Series A, B and C. The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company.

On July 1, 2003, Prudential Financial, Inc. (“Prudential”) and Wachovia Corp. (“Wachovia”) combined their separate retail securities brokerage and clearing businesses under a new holding company named Wachovia/Prudential Financial Advisors, LLC (“WPFA”), owned 62% by Wachovia and 38% by Prudential. As a result, the retail brokerage operations of Prudential Securities Incorporated (“PSI”) were contributed to Wachovia Securities, LLC (“Wachovia Securities”). Wachovia Securities is wholly-owned by WPFA and is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (“NASD”) and all major securities exchanges. Series B and its Managing Owner, Prudential Securities Futures Management, Inc., a wholly-owned subsidiary of PSI, entered into a service agreement with Wachovia Securities, effective July 1, 2003. Pursuant to this agreement, Wachovia Securities agreed to provide certain enumerated services to accounts of the limited interest owners carried at Wachovia.

Effective July 1, 2003, PSI changed its name to Prudential Equity Group, Inc. (“PEG”). PEG remained an indirectly wholly-owned subsidiary of Prudential. PEG was a registered broker-dealer and a member of the NASD and all major securities exchanges and conducted the equity research, domestic and international equity sales and trading operations, and commodity brokerage and derivative operations it had previously conducted as PSI until December 31, 2003. As part of the process of reorganizing its business structure, Prudential Securities Group Inc. (“PSG”), the direct parent of PEG and a wholly-owned subsidiary of Prudential, transferred the commodity brokerage, commodity clearing and derivative operations previously performed by PEG to another PSG indirect wholly-owned subsidiary, Prudential Financial Derivatives, LLC (“PFD”) effective January 1, 2004. Like PEG, PFD is registered as a futures commission merchant under the Commodity Exchange Act and is a member of the National Futures Association. On April 1, 2004, PEG transferred the ownership of the Managing Owner and PFD Holdings, LLC, the direct parent of PFD to PSG.

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

A.	General Description of the Trust (continued)

On June 30, 2004, PSG and Preferred Investment Solutions Corp., formerly Kenmar Advisory Corp. (“Preferred”), entered into a Stock Purchase Agreement, pursuant to which PSG would sell, and Preferred would buy, all of the capital stock of Prudential Securities Futures Management Inc. (the then current Managing Owner of Series B) and another commodity pool operator owned by PSG. In connection with the transaction, Prudential Securities Futures Management Inc. solicited proxies seeking approval from the Series B interest holders for (i) the sale of the stock of Prudential Securities Futures Management Inc. to Preferred; (ii) the concomitant approval of Preferred as the new Managing Owner of Series B; and (iii) the approval of certain amendments to the Declaration of the Trust and Trust Agreement of the Trust. A Report on Form 8-K describing the transaction was filed with the Securities and Exchange Commission on July 1, 2004 and the definitive proxies were filed with the Securities and Exchange Commission on July 20, 2004.

As of October 1, 2004, Preferred acquired from PSG all of the outstanding stock of Prudential Securities Futures Management Inc. Immediately after such acquisition, Prudential Securities Futures Management Inc. was merged with and into Preferred. Accordingly, as of October 1, 2004 all of the board of directors and officers of Prudential Securities Futures Management Inc. resigned. Following Preferred’s acquisition of Prudential Securities Futures Management Inc. and its merger with and into Preferred, Preferred became the successor Managing Owner of Series B.

The term Managing Owner, as used herein, refers either to Prudential Securities Futures Management Inc. or Preferred, depending upon the applicable period discussed.

B.	Regulation

As a registrant with the Securities and Exchange Commission, the Trust is subject to the regulatory requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934. As a commodity pool, Series B is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of the various commodity exchanges where the Trust executes transactions. Additionally, the Trust is subject to the requirements of the futures commission merchants (brokers) and interbank market makers through which the Trust trades.

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

C.	The Offering

Beneficial interests in each Series (“Interests”) were offered once each week until each Series’ subscription maximum was met either through sale or exchange or until the Managing Owner suspended the offering of Interests. On June 10, 1998, a sufficient number of subscriptions for each Series had been received and accepted by the Managing Owner to permit each Series to commence trading. World Monitor Trust – Series B (“Series B”) completed its initial offering with gross proceeds of $5,709,093 from the sale of 56,330.929 Limited Interests and 760 general interests. General Interests were sold exclusively to the Managing Owner.

Series A was offered until it achieved its subscription maximum of $34,000,000 during November 1999. Interests in World Monitor Trust – Series B (“Series B”) and World Monitor Trust – Series C (“Series C”) continued to be offered on weekly basis at the then current net asset value per interest until the Managing Owner suspended the offering of Interests for each Series. The Managing Owner suspended the offering of Interests in Series B and Series C and allowed all selling registrations to expire by April 30, 2002. Series C was liquidated effective September 20, 2004. As such, Interests owned in one series of the Trust may no longer be exchanged for Interests of one or more other Series. While the Managing Owner does not anticipate doing so, it may, at its election, reinstate the offering of Interests in Series B in the future.

The Managing Owner is required to maintain at least 1% interest in the capital, profits and losses of each Series so long as it is acting as the Managing Owner, and it will make such contribution (and in return receive general interests) as are necessary to meet this requirement.

D.	The Trading Advisor

Each Series has its own independent commodity trading advisor that makes that Series trading decisions. The Managing Owner, on behalf of Series B, entered into an advisory agreement with Eclipse Capital Management, Inc. (the “Trading Advisor”) to make the trading decisions for Series B. The advisory agreement may be terminated for various reasons, including at the discretion of the Managing Owner. The Managing Owner has allocated 100% of the proceeds from the initial and continuous offering of Series B to the Trading Advisor.

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

E.	Exchanges, Redemptions and Termination

As a result of the Managing Owner suspending the offering of Interests in Series B and Series C as discussed in Note A, Interests owned in one Series of the Trust (Series A, B or C) may no longer be exchanged for Interests of one or more other Series.

Redemptions are permitted on a weekly basis. Interests redeemed on or before the end of the first and second successive six-month periods after their effective dates of purchase were subject to a redemption fee of 4% and 3%, respectively, of the net asset value at which they were redeemed. Redemption fees were paid to the Managing Owner.

In the event that the estimated net asset value per Interest of a Series at the end of any business day, after adjustments for distributions, declines by 50% or more since the commencement of trading activities or the first day of a fiscal year, the Series will terminate.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of Accounting

The financial statements of Series B are prepared in accordance with accounting principles generally accepted in the United States of America. Such principles require the Managing Owner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilites at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the statement of financial condition in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of futures (exchange-traded) contracts is based upon the closing quotation on the various futures exchanges on which the contract is traded. The fair value of swap and forward (non-exchange traded) contracts is extrapolated on a forward basis from the spot prices. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

A.	Basis of Accounting (continued)

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

Series B has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows- Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

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

B.	Income taxes

Series B is treated as a partnership for Federal income tax purposes. As such, Series B is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual Interest holders including the Managing Owner. Series B may be subject to other state and local taxes in jurisdictions in which it operates.

C.	Profit and loss allocations and distributions

Series B allocates profits and losses for both financial and tax reporting purposes to its Interest holders weekly on a pro rata basis based on each owner’s Interests outstanding during the week. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders; however, the Managing Owner has not and does not presently intend to make any distributions.

D.	Foreign currency transaction

Series B’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other then the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3. FEES

A.	Organizational, offering, general and administrative costs

PEG or its affiliates paid all the costs of organizing Series B and offering its Interests and continued to pay all the administrative costs incurred by the Managing Owner or its affiliates for services they performed for Series B through September 30, 2004. Effective October 1, 2004, Preferred pays all administrative costs for services it performs for Series B. Administrative costs include, but are not limited to, those discussed in Note 4 below. Routine legal, audit, postage and other routine third party administrative costs also were paid by PEG or its affiliates through September 30, 2004. Effective October 1, 2004 Preferred pays for these expenses.

B.	Management and incentive fees

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

C.	Commissions

Prior to January 1, 2004, Prudential Securities Futures Management, Inc., as Managing Owner, and the Trust entered into a brokerage agreement with PEG to act as commodity broker for each Series whereby Series B pays a fixed fee for brokerage services rendered at an annual rate of 7.75% of Series B’s net asset value. The fee is determined weekly and the sum of such weekly amounts is paid monthly. From this fee, PEG paid execution costs (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees), as well as compensation to employees who sold Interests.

On January 1, 2004, PEG, a wholly owned subsidiary of PSG, transferred its Global Derivatives Division to PFD and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with Series B to PFD, a properly qualified futures commission merchant.

On October 1, 2004, an agreement was executed between Preferred and PFD which amended and restated the brokerage commissions which were previously paid to PFD, excluding transaction fees which will be paid to PFD. The agreement incorporates the previous PFD brokerage agreement’s terms, including the total fees paid by Series B. Under the agreement, PFD’s transaction based fees will be paid out of the total fees paid by Series B to Preferred.

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 4. RELATED PARTIES

The Managing Owner or third parties engaged by the Managing Owner perform services for Series B, which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications, printing and other administrative services. As further described in Note 3, except for costs related to brokerage services, PEG, or its affiliates, or Preferred pay all the costs of these services in addition to Series B’s routine operational, administrative, legal and auditing costs. Additionally, PEG or its affiliates paid the costs associated with offering Series B’s Interests.

The costs charged to Series B for brokerage services for the years ended December 31, 2004, 2003 and 2002 were $597,846, $731,991, and $771,808, respectively.

All the proceeds of the offering of Series B were received in the name of Series B and were deposited in trading or cash accounts at PEG. Prior to January 1, 2004, Series B’s assets were maintained with PEG for margin purposes and PEG credited Series B monthly with 100% of the interest it earned on the average net assets in Series B’s accounts. Effective January 1, 2004, Series B’s assets are maintained with PFD and PFD credits Series B monthly with 100% of the interest it earns on the average net assets in Series B’s accounts.

Series B, acting through its Trading Advisor, may execute over-the-counter, spot, forward and/or option foreign exchange transactions with its broker (PEG through December 31, 2003 and PFD effective January 1, 2004). The respective broker then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions.

PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between Series B and its broker pursuant to a line of credit. The broker may require that collateral be posted against the market-to-market positions of Series B.

Note 5. INCOME TAXES

There have been no differences between the tax basis and book basis of Interest holders’ capital since inception of the Trust.

Note 6. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

Series B is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of Series B’s investment activities (credit risk).

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

Market Risk

Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of Series B’s net assets being traded, significantly exceeds Series B’s future cash requirements since Series B intends to close out its open positions prior to settlement. As a result, Series B is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series B considers the “fair value” of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with Series B’s commitments to purchase commodities is limited to the gross or face amount of the contract held. However, when Series B enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes Series B to unlimited risk.

Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments Series B holds and the liquidity and inherent volatility of the markets in which Series B trades.

Credit Risk

When entering into futures or forward contracts, Series B is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is a concentration risk on forward transactions entered into by Series B as Series B’s broker (as defined in Note 4), is the sole counterparty. Series B has entered into a master netting agreement with its broker and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series B’s contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of Series B’s contracts may result in greater loss than non-performance on all of Series B’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series B.

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

Credit Risk (Continued)

The Managing Owner attempts to minimize both credit and market risks by requiring Series B and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreement among Series B, the Managing Owner and the Trading Advisor, Series B shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 33 1/3% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Third Amended and Restated Declaration of Trust and Trust Agreement provides that Series B will liquidate its positions, and eventually dissolve, if Series B experiences a decline in net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interest of Series B.

Series B’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series B all assets of Series B relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2004 and 2003, such segregated assets totaled $1,224,610 and $1,228,626, respectively. Part 30.7 of the CFTC regulations also requires Series B’s futures commission merchant to secure assets of Series B related to foreign futures trading which totaled $5,385,579 and $7,868,548 at December 31, 2004 and 2003, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2004, all of Series B’s open futures and forwards contracts mature within six months.

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. FINANCIAL HIGHLIGHTS

The following information presents per unit operating performance data and other supplemental financial data for the years ended December 31, 2004, 2003 and 2002. This information has been derived from information presented in the financial statements.

	2004	2003	2002
Per Unit Performance
(for a unit outstanding throughout the entire year)

Net asset value per unit at beginning of year	$132.54	$119.35	$108.57

Net realized gain and change in net unrealized gain/loss on commodity transactions (1)	(12.36)	24.09	19.54
Interest income (1)	1.92	1.77	2.35
Expenses (1)	(11.66)	(12.67)	(11.11)

Net increase (decrease) for the year	(22.10)	13.19	10.78

Net asset value per unit at end of year	$110.44	$132.54	$119.35

Total Return
Total return before incentive fees	(16.67)%	11.06%	9.93%
Incentive fees	0.00%	(0.01)%	0.00%

Total Return after incentive fees	(16.67)%	11.05%	9.93%

Supplemental Data

Ratios to average net asset value:
Net investment loss before incentive fees (2)	8.18%	(8.42)%	(7.71)%

Incentive fees	0.00%	(0.01)%	0.00%

Net investment loss after incentive fees (2)	8.18%	(8.43)%	(7.71)%

Interest income	1.62%	1.37%	2.09%

Incentive fees	0.00%	0.01%	0.00%
Other expenses	9.80%	9.79%	9.80%

Total expenses	9.80%	9.80%	9.80%

Total returns are calculated based on the change in value of a unit during the year. An individual unitholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)	Interest income per unit and expenses per unit are calculated by dividing interest income and expenses by the weighted average number of units outstanding during the year. Net realized gain and change in net unrealized gain/loss on commodity transactions is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information.
(2)	Represents interest income less total expenses (exclusive of incentive fees).