Form 10-K, Exhibit 13
period 2005-12-31
WORLD MONITOR TRUST SERIES B
filed 2006-03-31
CIK 1051823

WORLD MONITOR TRUST – SERIES B

ANNUAL REPORT

December 31, 2005

WORLD MONITOR TRUST – SERIES B

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Interest Owners of
World Monitor Trust – Series B

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of World Monitor Trust – Series B (“Series B”) as of December 31, 2005, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the years ended December 31, 2004 and 2003, including the condensed schedule of investments for 2004, were audited by other auditors whose reports dated March 25, 2005 and January 23, 2004, respectively, expressed unqualified opinions on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Series B is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Series B’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Monitor Trust – Series B at December 31, 2005, and the results of its operations and changes in its trust capital for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ DELOITTE & TOUCHE LLP

March 29, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of
World Monitor Trust – Series B

We have audited the accompanying statement of financial condition of World Monitor Trust – Series B as of December 31, 2004, including the December 31, 2004 condensed schedule of investments, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

Hunt Valley, Maryland

March 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of
World Monitor Trust – Series B

In our opinion, the accompanying statement of financial condition, including the condensed schedule of investments, and the related statements of operations and of changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust – Series B at December 31, 2003, and the results of its operations and changes in its trust capital for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/ PRICEWATERHOUSECOOPERS LLP .

New York, New York

January 23, 2004

WORLD MONITOR TRUST – SERIES B

STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash in commodity trading accounts	$4,265,085	$6,529,538
Net unrealized gain (loss) on open futures contracts	(5,709)	80,651
Net unrealized (loss) on open forwards contracts	(117,882)	(62,337)

Total assets	$4,141,494	$6,547,852

LIABILITIES
Redemption payable	$74,896	$0
Commissions payable	27,702	40,862
Management fees payable	8,405	12,605

Total liabilities	111,003	53,467

TRUST CAPITAL
Limited interests (42,891.507 and 58,196.135 interests outstanding) at December 31, 2005 and 2004	3,988,644	6,427,237
Managing Owner interests (450 and 608 interests outstanding) at December 31, 2005 and 2004	41,847	67,148

Total trust capital	4,030,491	6,494,385

Total liabilities and trust capital	$4,141,494	$6,547,852

See accompanying notes.

WORLD MONITOR TRUST – SERIES B

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2005 and 2004

	2005		2004
Futures and Forward Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures Contracts
Futures contracts purchased:
Commodities	0.11%	$4,400	3.41%	$221,399
Interest rates	(0.02)%	(844)	(0.96)%	(62,085)
Stock indices	(0.25)%	(10,011)	0.75%	48,761

Net unrealized gain (loss) on futures contracts purchased	(0.16)%	(6,455)	3.20%	208,075

Futures contracts sold:
Commodities	(0.09)%	(3,772)	(1.92)%	(124,674)
Interest rates	0.11%	4,518	(0.04)%	(2,750)

Net unrealized gain (loss) on futures contracts sold	0.02%	746	(1.96)%	(127,424)

Net unrealized gain (loss) on futures contracts	(0.14)%	$(5,709)	1.24%	$80,651

Forward contracts purchased:
Net unrealized gain (loss) on forward contracts purchased	(2.50)%	$(100,742)	8.16%	$529,932

Forward contracts sold:
Net unrealized (loss) on forward contracts sold	(0.42)%	(17,140)	(9.12)%	(592,269)

Net unrealized (loss) on forward contracts	(2.92)%	$(117,882)	(0.96)%	$(62,337)

See accompanying notes.

WORLD MONITOR TRUST – SERIES B

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
REVENUES
Realized	$(560,069)	$(411,328)	$1,858,739
Change in unrealized	(141,905)	(443,705)	(62,686)
Interest income	191,886	124,024	128,550

Total revenues	(510,088)	(731,009)	1,924,603

EXPENSES
Commissions	384,520	597,846	731,991
Management fees	99,084	154,057	188,667
Incentive fees	0	0	519

Total expenses	483,604	751,903	921,177

NET INCOME (LOSS)	$(993,692)	$(1,482,912)	$1,003,426

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND MANAGING OWNER INTEREST
Net income (loss) per weighted average limited and Managing Owner interest	$(19.47)	$(23.00)	$13.80

Weighted average number of limited and Managing Owner interests outstanding	51,027	64,485	72,706

See accompanying notes.

WORLD MONITOR TRUST – SERIES B

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2005, 2004 and 2003

	Interests	Limited Interests	Managing Owner Interests	Total
Trust capital at December 31, 2002	77,495.531	$9,143,245	$105,985	$9,249,230
Redemptions	(8,492.159)	(1,082,047)	(25,113)	(1,107,160)
Net income for the year ended December 31, 2003		992,715	10,711	1,003,426

Trust capital at December 31, 2003	69,003.372	9,053,913	91,583	9,145,496
Redemptions	(10,199.237)	(1,155,702)	(12,497)	(1,168,199)
Net (loss) for the year ended December 31, 2004		(1,470,974)	(11,938)	(1,482,912)

Trust capital at December 31, 2004	58,804.135	6,427,237	67,148	6,494,385
Redemptions	(15,462.628)	(1,454,967)	(15,235)	(1,470,202)
Net (loss) for the year ended December 31, 2005		(983,626)	(10,066)	(993,692)

Trust capital at December 31, 2005	43,341.507	$3,988,644	$41,847	$4,030,491

Net Asset Value Per Limited and Managing Owner Interest

December 31,
2005	2004	2003
$92.99	$110.44	$132.54

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

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

C. The Offering (Continued)

Series A was offered until it achieved its subscription maximum of $34,000,000 during November 1999. Interests in Series B and World Monitor Trust – Series C (“Series C”) continued to be offered on a weekly basis at the then current net asset value per interest until the Managing Owner suspended the offering of Interests for each Series. The Managing Owner suspended the offering of Interests in Series B and Series C and allowed all selling registrations to expire by April 30, 2002. Series C was liquidated effective September 20, 2004. As such, Interests owned in one series of the Trust may no longer be exchanged for Interests of one or more other Series. While the Managing Owner does not anticipate doing so, it may, at its election, reinstate the offering of Interests in Series B in the future.

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

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Accounting

The financial statements of Series B are prepared in accordance with accounting principles generally accepted in the United States of America. Such principles require the Managing Owner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

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

Series B has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows – Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

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

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded, and receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

D. Foreign currency transaction

Series B’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

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

Note 3. FEES (CONTINUED)

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

The costs charged to Series B for brokerage services for the years ended December 31, 2005, 2004 and 2003 were $384,520, $597,846 and $731,991, respectively.

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

Note 4. RELATED PARTIES (CONTINUED)

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

Series B’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series B all assets of Series B relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2005 and 2004, such segregated assets totaled $1,049,364 and $1,224,610, respectively. Part 30.7 of the CFTC regulations also requires Series B’s futures commission merchant to secure assets of Series B related to foreign futures trading which totaled $3,093,868 and $5,385,579 at December 31, 2005 and 2004, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2005, all of Series B’s open futures and forwards mature between February 2006 and June 2006.

WORLD MONITOR TRUST – SERIES B

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. FINANCIAL HIGHLIGHTS

The following information presents per unit operating performance data and other supplemental financial data for the years ended December 31, 2005, 2004 and 2003. This information has been derived from information presented in the financial statements.

	2005	2004	2003
Per Unit Performance
(for a unit outstanding throughout the entire year)
Net asset value per unit at beginning of year	$110.44	$132.54	$119.35

Net realized gain/loss and change in net unrealized gain/loss on commodity transactions (1)	(11.73)	(12.36)	24.09
Interest income (1)	3.76	1.92	1.77
Expenses (1)	(9.48)	(11.66)	(12.67)

Net increase (decrease) for the year	(17.45)	(22.10)	13.19

Net asset value per unit at end of year	$92.99	$110.44	$132.54

Total Return
Total return before incentive fees	(15.80)%	(16.67)%	11.06%
Incentive fees	0.00%	0.00%	(0.01)%

Total return after incentive fees	(15.80)%	(16.67)%	11.05%

Supplemental Data
Ratios to average net asset value:
Net investment loss before incentive fees (2)	(5.92)%	(8.18)%	(8.42)%
Incentive fees	0.00%	0.00%	(0.01)%

Net investment loss after incentive fees	(5.92)%	(8.18)%	(8.43)%

Interest income	3.90%	1.62%	1.37%

Incentive fees	0.00%	0.00%	0.01%
Other expenses	9.82%	9.80%	9.79%

Total expenses	9.82%	9.80%	9.80%

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